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                                                                      EXHIBIT 12


                           EGL, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                 ($ IN MILLIONS)

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                                                                                        YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------------
                                                                             2001     2000      1999      1998      1997
                                                                           -----------------------------------------------
EARNINGS:
Pretax income                                                              (66,011)   12,441    84,020    65,441    67,769
Deduct:
        Minority interest                                                    1,161     1,654       920       928     1,286
        Income from affiliates                                              (3,145)    1,599     3,922     3,853     5,785
Add:
        Fixed charges                                                       33,269    20,095    13,825    10,571     9,946
        Amortization of capitalized interest                                    --        --        --        --        --
        Distributed income of equity investees                                  --        --        --        --        --
        Share of pre-tax losses of equity investees for which
        charges arising from guarantees are included in fixed charges           --        --        --        --        --
Subtract:
        Interest capitalized                                                   854        --        --        --        --
        Preference security dividend                                            --        --        --        --        --
        Minority interest in pretax income of subsidiaries that have
        incurred fixed charges                                                  --        --        --        --        --
        TOTAL EARNINGS                                                     (29,290)   32,591    94,843    73,087    73,216

FIXED CHARGES:
        Interest costs expensed                                             10,543     7,005     3,193     1,953     2,922

        Interest costs capitalized                                             854        --        --        --        --
        Amortization of debt discount or premium                             1,279       245        60        15        --

        Rental expense                                                      61,778    38,536    31,717    25,810    21,073
        Portion of rental expense as can be demonstrated to be
        representative of the interest factor                               20,593    12,845    10,572     8,603     7,024

        TOTAL FIXED CHARGES                                                 33,269    20,095    13,825    10,571     9,946

        RATIO                                                                   --      1.62      6.86      6.91      7.36

        SHORT FALL FOR THE YEAR ENDED DECEMBER 31, 2001                     62,559
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